Entity #: C9130-2000

[State of    DEAN HELLER

Document Number:

 Nevada      Secretary of State

20050584036-03

 Seal)       204 North Carson Street, Suite 1

             Carson City, Nevada 897014-4299

Dated Filed: 11/30/2005 1:24:07 PM

             (775) 684 5708

In the office of

             Website: secretaryofstate.biz

/s/ Dean Heller

Dean Heller

            Certificate of Amendment

Secretary of State

(PURSUANT TO NRS 78.380)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

 SUN WORLD PARTNERS, INC.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE 3, SHARES:  (NUMBER OF SHARES OF THE CORPORATION IS AUTHORIZED TO ISSUE)

NUMBER OF SHARES WITH PAR VALUE:  75,000,000, PAR VALUE: $0.001

ALL ISSUED AND OUTSTANDING SHARES OF THE CORPORATIONS COMMON STOCK ARE HEREBY SPLIT AT A RATIO OF EVERY ONE (1) SHARE OF COMMON STOCK SPLIT INTO ONE HUNDRED (100) SHARES OF COMMON STOCK.  ALL FRACTIONAL SHARES SHALL BE ROUNDED UP TO THE NEXT WHOLE NUMBER AND THUS TWO FRACTIONAL SHARES SHALL EXIST AS A RESULT OF THIS FORWARD SPLIT.

3. The undersigned declare that they constitute at least two-thirds of the incorporators [ ] or of the board of directors [X](check one box only)

4. Effective date of filing (optional):  Nov 29, 2005

  (must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures*:

/s/ Kimberley Coonfer

Signature

Signature

•

If more than two signatures, attach an 8 1/2x 11 plain sheet with the additional signatures.

•

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.Nevada Secretary of State Amend 78.380 2003